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                                                                    EXHIBIT 12.1

                             COMPUTATION OF RATIOS

     The ratio of earnings to fixed charges for the periods indicated below were as follows:

                            52 WEEKS     52 WEEKS     52 WEEKS     52 WEEKS    44 WEEKS
                             ENDED        ENDED        ENDED        ENDED       ENDED
                           AUGUST 26,   AUGUST 31,   AUGUST 30,   AUGUST 29,   JULY 3,
                              1995         1996         1997         1998        1999
                           ----------   ----------   ----------   ----------   --------
Ratio of earnings to
fixed charges............        --           --        1.09            --       1.01
Deficiency in the
  coverage of fixed
  charges by earnings....   $20,617       $2,034          --        $8,057         --

     For purposes of calculating the above ratios, earnings are defined as income before income taxes and extraordinary items, plus fixed charges. Fixed charges consists of interest expense on all indebtedness, amortization of deferred financing costs, and one-third of rental expense on operating leases representing that portion of rental expense deemed by the Company to be attributable to interest. The ratio of earnings to fixed charges equals earnings divided by fixed charges.

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